Exhibit 3

                                     BEFORE

                     THE NORTH CAROLINA UTILITIES COMMISSION

                             DOCKET NO. E-7, SUB 700

Application of Duke Energy Corporation    )
for authorization under North Carolina    )
General Statute Section 62-161 to Issue   )             APPLICATION
Common Stock in connection with the       )
Acquisition of Westcoast Energy Inc.      )


     Duke Energy Corporation ("Duke Energy"), pursuant to Section 62-161 of the North Carolina General Statutes and the rules and regulations thereunder, hereby makes application for authorization to issue shares of its common stock ("Common Stock") as part of the consideration to be paid in connection with the acquisition of Westcoast Energy Inc. ("Westcoast"). Westcoast, a Canadian corporation headquartered in Vancouver, British Columbia, is a leading North American energy company with assets of approximately $10 billion. Its interests include natural gas gathering, processing, transmission, storage and distribution, as well as power generation, international energy businesses, and financial, information technology and energy services businesses. Duke Energy seeks approval to issue its Common Stock upon exchange of shares of Westcoast common stock, to a trustee as contemplated in the Voting and Exchange Trust Agreement, upon exchange of certain exchangeable shares issued by its wholly owned Canadian subsidiary, and upon exercise of employee stock options granted or to be granted to Westcoast employees, and to reserve shares of its Common Stock for such purposes, all in the manner hereinafter described. The maximum total number of shares to be issued and reserved is calculated as set forth in Exhibit D-1, as further described in Section 7 below. In support of this Application, Duke Energy respectfully shows unto the Commission:

     1.   NAME  AND  ADDRESS  OF  DUKE  ENERGY

     The name and post office address of Duke Energy are Duke Energy Corporation, Post Office Box 1244, Charlotte, North Carolina 28201-1244.

     2.   NOTICES  AND  COMMUNICATIONS

     The names and addresses of Duke Energy's attorneys who are authorized to receive notices and communications with respect to this application are:

               William  L.  Porter
               Deputy General Counsel
               Duke Energy Corporation
               P.  O.  Box  1244
               Charlotte,  North  Carolina  28201-1244

               Robert  W.  Kaylor
               225  Hillsborough  Street
               Hillsborough  Place,  Suite  480
               Raleigh,  North  Carolina  27603

     3.   DESCRIPTION  OF  DUKE  ENERGY

     Duke Energy is a corporation duly organized and existing under the laws of the State of North Carolina. It is duly authorized by its Articles of Incorporation to engage in the business of generating, transmitting, distributing and selling electric power and energy. It holds a certificate of authority to transact business in the State of South Carolina and is authorized to conduct and carry on business, and is conducting and carrying on the businesses above mentioned, in each of said States. It is a public utility under the laws of North Carolina, and in its operations in this State is subject to the jurisdiction of this Commission. It is also a public utility under the laws of the State of South Carolina, and in its operations in that State is subject to the jurisdiction of The Public Service Commission of South Carolina. It is a public utility under the Federal Power Act, and certain of its operations are subject to the jurisdiction of the Federal Energy Regulatory Commission.

     In addition, Duke Energy's subsidiaries and affiliates engage in a broad range of energy and energy-related businesses worldwide.

     4.   AUTHORIZED  CAPITAL  STOCK

     Duke Energy's authorized capital stock as of June 30, 2001 consisted of Common Stock, Preferred Stock, Preferred Stock A and Preference Stock.

     (a)  Common  Stock.  The amount of Common Stock authorized by Duke Energy's
          -------------
          Articles of Incorporation is 2,000,000,000 shares, without nominal or par value. The amount of Common Stock issued and outstanding as of June 30, 2001, was approximately 775,000,000 shares, which were recorded in the capital account for Common Stock on Duke Energy's books on said date in the total amount of approximately $6,132,000,000. As contemplated by the Commission's order in Docket No. E-7, Sub 636, each share of Common Stock outstanding, including the Common Stock to be issued pursuant to the Commission's order in this docket, includes one-half of one Preference Stock Purchase Right under Duke Energy's Rights Agreement.

     (b)  Preferred  Stock.  The  amount  of  Preferred Stock authorized by Duke
          ----------------
          Energy's Articles of Incorporation is 12,500,000 shares of the par value of $100 per share. The total amount issued and outstanding as of June 30, 2001, was 2,284,984 shares, which were recorded in the capital account for Preferred Stock on Duke Energy's books at the par value of $100 per share, or a total par value of $228,500,000.

     (c)  Preferred  Stock A. The amount of Preferred Stock A authorized by Duke
          -------------------
          Energy's Articles of Incorporation is 10,000,000 shares of the par value of $25 per share. The total amount issued and outstanding as of June 30, 2001, was 2,057,185 shares, which were recorded in the capital account for Preferred Stock A on Duke Energy's books at the par value of $25 per share, or a total par value of $51,430,000.

     (d)  Preference  Stock.  The  amount of Preference Stock authorized by Duke
          -----------------
          Energy's Articles of Incorporation is 1,500,000 shares of the par value of $100 per share. As of June 30, 2001, no shares of such Preference Stock were issued and outstanding.

     5.   DESCRIPTION  OF  THE  PROPOSED  STOCK  ISSUANCE

     Duke Energy, certain of its affiliates and Westcoast have entered into a Combination Agreement dated September 20, 2001 (the "Combination Agreement"), filed herewith as Exhibit C. The transaction will be effected through a court-approved plan of arrangement in Canada (the "Plan of Arrangement") and is subject to, among other things, approval by the holders of Westcoast common shares and options as well as obtaining regulatory approvals. A form of the Plan of Arrangement is attached as Schedule E to the Combination Agreement filed herewith. As described in the Plan of Arrangement, the transaction provides for the acquisition of all outstanding common shares of Westcoast by an indirect, wholly owned Canadian subsidiary of Duke Energy in exchange for a combination of cash, shares of Common Stock and exchangeable shares of a Canadian subsidiary of Duke Energy. The issuance of the stock portion of the consideration is the subject of this Application. Duke Energy plans to finance the cash portion of this transaction largely by the issuance of equity-linked securities, pursuant to authority granted by this Commission. The terms of the transaction relating to the stock issuance are more specifically described below.

     Under the terms of the Plan of Arrangement, each common share of Westcoast would be exchanged, at the election of each Westcoast shareholder, for (i) Cdn$43.80 in cash or (ii) a portion of a share, based on an exchange ratio, of either Common Stock or exchangeable shares of a newly created Canadian subsidiary of Duke Energy that are exchangeable for Common Stock (the "Exchangeable Shares") or (iii) a combination of such consideration. Elections to receive cash, stock or a combination will be subject to proration so that the aggregate consideration will consist of approximately 50 percent cash and approximately 50 percent stock. For common shares of Westcoast exchanged for stock, the exchange ratio will be determined based on the 20-day weighted average trading price of Common Stock on the New York Stock Exchange during a trading period prior to the closing of the acquisition, subject to (i) a maximum exchange ratio of 0.7711 if the weighted average trading price of the Common Stock is equal to or less than $36.88; and (ii) a minimum exchange ratio of
0.6119 if the weighted average trading price of the Common Stock is equal to or more than $46.48. The precise number of shares of Common Stock to be issued in the transaction will be determined at the end of the 20 day trading period and prior to closing. Exhibit D-2 contains an illustration of the calculation of the exchange ratio.

     A Westcoast shareholder who is a Canadian resident and desires stock consideration can elect to receive either Common Stock or Exchangeable Shares . The Exchangeable Shares are the economic and voting equivalent of Common Stock and provide the opportunity for a tax-deferred exchange under the Plan of Arrangement for holders of Westcoast common stock that are Canadian residents. A Westcoast shareholder who is not a Canadian resident and desires stock consideration may only receive Common Stock. The Exchangeable Shares are more fully described in the next section below.

     6.   THE  EXCHANGEABLE  SHARES

     At the consummation of the transaction, Duke Energy will issue a number of shares of Common Stock equivalent to the number of Exchangeable Shares issued pursuant to the elections of the Westcoast shareholders, subject to the proration provisions of the Plan of Arrangement, to be held in trust pursuant to the Voting and Exchange Trust Agreement as described below. Upon the exchange, retraction or redemption of any Exchangeable Shares for Common Stock, the trustee will concurrently therewith distribute an equivalent number of shares of Common Stock held by the trustee to Duke Energy for issuance to the former holder of the Exchangeable Shares such that the number of shares of Common Stock held by the trustee will at all times equal the number of Exchangeable Shares outstanding.

     The terms of the Exchangeable Shares, and Duke Energy's obligations with respect to those shares, are more fully described in the Combination Agreement and the forms of the Support Agreement and the Voting and Exchange Trust Agreement attached to the Combination Agreement as Schedules F and G, respectively. Also attached as Exhibit E to this Application is a summary of the significant terms of the Support Agreement and the Voting and Exchange Trust Agreement.

     7.   EFFECTS,  PURPOSES  AND  COMPATIBILITY  WITH  PUBLIC  INTEREST

     As described further in Exhibit D-1, a total of between approximately 37,754,000 and approximately 49,852,000 shares of Common Stock will be issued under the Plan of Arrangement, representing a maximum of approximately 6.4% of the currently outstanding Common Stock. Duke Energy will also assume Westcoast employee stock options outstanding at the effective time of the transaction, which stock options will cover up to between approximately 5,093,000 and 7,077,000 additional shares of Westcoast common stock. Duke Energy would therefore reserve up to 5,457,354 shares of Common Stock for stock options.

     The number of shares of Common Stock issued and reserved is subject to change prior to the effective time of the Plan of Arrangement depending upon the exchange ratio as determined at such time, options granted and exercised, and shares of Westcoast common stock issued under its dividend reinvestment plan.

     Duke Energy will not issue or reserve more shares of Common Stock under the authority granted in this Docket than required under the Plan of Arrangement.

     As a result of the transaction, the former Westcoast shareholders will become shareholders of Duke Energy (or holders of Exchangeable Shares), and an indirect, wholly owned Canadian subsidiary of Duke Energy will become the sole shareholder of Westcoast. The transaction will be accounted for as a purchase. The estimated expenses to be incurred as a result of the Common Stock issuance are $20 million, or less than 0.6% of the value of the consideration Duke Energy will pay to acquire Westcoast. Because the transaction will result in an increase of less than 20% in the outstanding Common Stock, it will not require any vote by the Duke Energy shareholders. Duke Energy will file a Registration Statement on Form S-3 with the U.S. Securities and Exchange Commission ("SEC") with respect to shares of Common Stock to be issued from time to time upon exchange of the Exchangeable Shares. Duke Energy will also file a Registration Statement on Form S-8 with the SEC with respect to shares of Common Stock to be issued from time to time upon exercise of employee stock options granted or to be granted to Westcoast employees. The issuance of shares of Common Stock upon the closing of the transaction will be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof.

     At closing, which will occur only after receipt of all required Canadian, U.S. state and U.S. federal approvals, Duke Energy will retain its current corporate form and will continue to own all its pre-acquisition assets. There will be no change of control of Duke Energy nor will there be any sale, assignment, pledge, transfer or lease of Duke Energy's public utility franchise.

     Westcoast's debt will remain the obligation of Westcoast, without any guarantees of such debt from Duke Energy.

     The acquisition will not adversely affect Duke Energy's ability to provide electric service to its North Carolina customers at reasonable rates. Duke
Energy's acquisition of Westcoast will expand Duke Energy's strength in its natural gas transmission, storage and related services businesses, and will combine the financial strengths of both companies. The transaction will benefit Duke Energy's North Carolina customers by lowering Duke Energy's business risk through increased geographic diversification and a broader asset base.

     The issuance of the Common Stock in connection with the acquisition described herein will not adversely affect Duke Energy's North Carolina retail electric operations or customers. The transaction will have a positive effect on Duke Energy's consolidated financial condition, and on its ability to continue to thrive in a rapidly changing and competitive energy environment. The purposes of the Common Stock issuance described herein are lawful objects within the corporate purposes of Duke Energy, and are within the limits of authority and purposes set forth in its Articles of Incorporation, as amended, which is on file with this Commission.

     For the reasons set forth above, the issuance of the Common Stock as described herein will be compatible with the public interest, will be necessary and appropriate for, and consistent with, the proper performance by Duke Energy of its service to the public as a utility, will not impair its ability to perform that service, and will be reasonably necessary and appropriate for such purpose.

     8.   FINANCIAL  CONDITION  AND  OPERATING  REPORTS

     The financial condition of Duke Energy and its previous operations are shown by Duke Energy's Annual Reports to the Commission and by other records of the Commission relating to Duke Energy.

     9.   EXHIBITS

     Exhibits  in  support  of  the  Application  include:

EXHIBIT  A     Copy of Duke Energy's Restated Articles of Incorporation dated as of June 18, 1997. This exhibit is on file with the Commission in Docket No. E-7, Sub 596, and amendments thereto are on file in Docket No. E-7, Sub 589.

EXHIBIT  B     Annual Reports of Duke Energy to the Commission and other records of the Commission relating to Duke Energy. Reference is made to these reports and records on file with the Commission.

EXHIBIT  C     Combination Agreement dated September 20, 2001, among Duke Energy
               Corporation, 3058368 Nova Scotia Company, 3946509 Canada Inc. and
               Westcoast  Energy  Inc.,  with  schedules  thereto.

EXHIBIT  D-1   Calculation of Maximum Amount of Shares to be Issued and Reserved
               in  connection  with  Acquisition  of  Westcoast.

EXHIBIT  D-2   Summary  of  calculation  of  Exchange  Ratio.

EXHIBIT  E     Summary  of significant terms of Support Agreement and Voting and
               Exchange  Trust  Agreement.

EXHIBIT  F     Unconsolidated  Balance Sheet of Duke Energy as of June 30, 2001,
               including  pro  forma  effects  of  proposed  issuance.

EXHIBIT  G     Unconsolidated  Statement  of  Income of Duke Energy for the year ended June 30, 2001, including pro forma effects of proposed issuance.

EXHIBIT  H     Unconsolidated  Statements of Cash Flows for the six months ended
               June 30, 2001; and Statement of Retained Earnings of Duke Energy for the six months ended June 30, 2001.

EXHIBIT I Unconsolidated Statement of Capitalization of Duke Energy at June 30, 2001, including pro forma effects of proposed issuance.

EXHIBIT  J     Preferred  Stocks  With  and Without Sinking Fund Requirements at
               June  30,  2001.

     WHEREFORE, Duke Energy respectfully prays that the issuance of Common Stock in the manner herein set forth, be authorized and approved by the Commission.

     Respectfully submitted, this 10th day of October, 2001.

                                             DUKE  ENERGY  CORPORATION


                                                   /s/  Paul  R.  Newton
                                             -----------------------------------
                                             Vice President and General Counsel,
                                                 Duke  Power

[CORPORATE  SEAL]



STATE  OF  NORTH  CAROLINA

COUNTY  OF  MECKLENBURG


     PAUL R. NEWTON, being first duly sworn, deposes and says: That he is an officer of DUKE ENERGY CORPORATION, applicant in the above-entitled Application, to wit, its Vice President and General Counsel, Duke Power; that he has read the foregoing Application and knows the contents thereof, and that the same is true of his own knowledge.



                                                     /s/  Paul  R.  Newton
                                                 -------------------------------
                                                     Paul  R.  Newton

Sworn to and subscribed before me
this 10th day of October, 2001.



     /s/  Phoebe P. Elliott
-----------------------------------
        Notary  Public


My Commission Expires: June 26, 2006


[SEAL]

                                                                     EXHIBIT D-1
                        Calculation of Maximum Amount of
                        Shares to be Issued and Reserved
                 In Connection with Acquisition of Westcoast(1)

A.   Shares  Issuable  Under  Plan  of  Arrangement (2)
     --------------------------------------------------

     Westcoast Shares outstanding x      129,301,017 x 0.7711 = 99,704,014
        Maximum Exchange Ratio

     Divide by 2                          99,704,014  /  2 = 49,852,007
                                                             TOTAL ISSUED SHARES
B.   Shares  Reserved  for  Stock  Plans(3)
     --------------------------------------

     1.   Options  outstanding  x          5,092,893 x 0.7711 = 3,927,130
          Maximum  Exchange  Ratio

     2.   Shares reserved for issuance     1,984,469 x 0.7711 = 1,530,224
          under  option  plan  x
          Maximum  Exchange  Ratio

              Total of 1 and 2:     5,457,354



-----------------------
(1) Reference is made to Westcoast representations in Section 3.2 of the Combination Agreement regarding capitalization. Calculations also assume no dissenting shareholders and that Duke Energy does not hold any Westcoast shares prior to closing of the acquisition.

(2) Total Westcoast shares outstanding may increase between the date of the Combination Agreement and the closing of the acquisition due to exercises of stock options and issuances under the Westcoast Dividend Reinvestment Plan, for which shares have been reserved. Additional stock options may also be issued during such period. Reference is made to Section 5.1(a)(ii) of the Combination Agreement for a description of certain allowable changes in capitalization of Westcoast. These calculations assume that no options are exercised for Westcoast common shares prior to closing and that all Westcoast common shares available under the Westcoast dividend reinvestment plan are purchased prior to closing. All Westcoast common shares may be exchanged for either Common Stock or Exchangeable Shares at closing of the acquisition.

(3) Assumes all options available for issuance are issued but not exercised prior to closing. All outstanding options to purchase Westcoast common shares are automatically converted into options to purchase Common Stock.

                                                                     EXHIBIT D-2


                          Calculation of Exchange Ratio


     Set forth below is a description of the mechanics used to calculate the Exchange Ratio under the form of Plan of Arrangement (the "Plan of Arrangement") attached to the Combination Agreement dated September 20, 2001 (the "Combination Agreement"), among Duke Energy Corporation ("Duke Energy"), 3058368 Nova Scotia Company, 3946509 Canada Inc. ("Exchangeco") and Westcoast Energy Inc. as
Schedule E. This is a summary only. The detailed provisions in the Plan of Arrangement that should be consulted if additional information is required. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan of Arrangement.

1. DETERMINATION OF "WEIGHTED AVERAGE TRADING PRICE OF THE DUKE ENERGY COMMON SHARES":

     This calculation determines the weighted average trading price for Duke Energy Common Shares on the New York Stock Exchange as reported by Bloomberg for a period of twenty (20) consecutive trading days ending on the day that is two Business Days prior to the Election Deadline. The Election Deadline is two
Business  Days  prior  to  the  Effective  Date  (which  is the day of closing).

     The Weighted Average Trading Price of the Duke Energy Common Shares is calculated by dividing (i) the aggregate sale price of all Duke Energy Common Shares sold on the New York Stock Exchange during the period described above by
(ii) the total number of Duke Energy Common Shares sold during that same period, expressed to the fourth decimal point.

2.   DETERMINATION  OF  "DUKE  ENERGY  AVERAGE  PRICE":

     The Duke Energy Average Price is calculated by multiplying (i) 1.54 by (ii) the Weighted Average Trading Price of the Duke Energy Common Shares (calculated in 1 above), expressed to the fourth decimal point.

3.   DETERMINATION  OF  "EXCHANGE  RATIO":

     The Exchange Ratio is calculated by dividing (i) Cdn.$43.80 by (ii) the Duke Energy Average Price (calculated in 2 above), expressed to the fourth decimal point. Notwithstanding the foregoing, in the event that the Weighted Average Trading Price of the Duke Energy Common Shares is equal to or less than $36.88, the Exchange Ratio will be 0.7711; and in the event that the Weighted Average Trading Price of the Duke Energy Common Shares is equal to or greater than $46.48, the Exchange Ratio will be 0.6119.

4.   APPLICATION  OF  THE  EXCHANGE  RATIO:

     Each outstanding Westcoast Common Share will be transferred to, and acquired by, Exchangeco in exchange for such number of Exchangeable Shares or Duke Energy Common Shares, as the case may be, as is equal to the Exchange Ratio. The collar has the effect of providing that so long as the Weighted Average Trading Price of Duke Energy Common Shares is between $36.88 and $46.48,each holder of Westcoast Common Shares that elects or is deemed to have elected to receive stock consideration will receive Cdn.$43.80 worth of stock (subject to changes in the currency exchange ratio) for each Westcoast Common Share held by such holder in the exchange. In the event that the Weighted Average Trading Price of Duke Energy Common Shares is at or below $36.88 or at or above $46.48, holders of Westcoast Common Shares that elect or are deemed to have elected to receive stock consideration will receive stock with a value equivalent to the Exchange Ratio multiplied by the Weighted Average Trading Price of Duke Energy Common Shares as of two Business Days prior to the Election Deadline, which value may be less or more, respectively, than Cdn$43.80.

                                                                       EXHIBIT E


            Support Agreement and Voting and Exchange Trust Agreement

                          Summary of Significant Terms


     Set forth below are brief summaries of the form of Support Agreement and the form of Voting and Exchange Trust Agreement attached to the Combination Agreement dated September 20, 2001 (the "Combination Agreement"), among Duke Energy Corporation ("Duke Energy"), 3058368 Nova Scotia Company ("Callco"), 3946509 Canada Inc. ("Exchangeco") and Westcoast Energy Inc. as Schedule F and Schedule G, respectively. These are summaries only. The detailed provisions in the form of Support Agreement and the form of Voting and Exchange Trust Agreement should be consulted if additional information is required. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the respective agreement.

FORM  OF  SUPPORT  AGREEMENT
----------------------------

     The form of Support Agreement among Duke Energy, Callco and Exchangeco (the "Support Agreement") is primarily intended to ensure that the Exchangeable Shares to be issued by Exchangeco are economically equivalent to Duke Energy Common Shares. The Support Agreement prohibits Duke Energy from declaring any dividend on Duke Energy Common Shares or taking any other action with respect to Duke Energy Common Shares (such as a stock dividend or subdivision) unless Exchangeco pays an economically equivalent dividend on the Exchangeable Shares or takes an economically equivalent action with respect to the Exchangeable Shares. Duke Energy also agrees to do such things as are reasonably necessary or desirable to enable and permit Exchangeco and Callco, in accordance with applicable law, to meet their obligations under the Exchangeable Share Provisions and the Plan of Arrangement. Duke Energy further agrees to reserve a sufficient number of Duke Energy Common Shares to enable and permit Duke Energy, Callco and Exchangeco to meet their obligations under the Exchangeable Share Provisions, the Plan of Arrangement and the Voting and Exchange Trust Agreement to deliver Duke Energy Common Shares in connection with the exchange, redemption or retraction of Exchangeable Shares. Finally, Duke Energy agrees to remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Exchangeco and Callco so long as any Exchangeable Shares not held by Duke Energy or any of its Affiliates remain outstanding.

FORM  OF  VOTING  AND  EXCHANGE  TRUST  AGREEMENT
-------------------------------------------------

     The form of Voting and Exchange Trust Agreement among Duke Energy, Exchangeco and a trustee to be designated prior to Effective Date (as defined in the Combination Agreement) (the "Voting and Exchange Trust Agreement") sets forth the mechanism by which holders of Exchangeable Shares may vote together with holders of Duke Energy Common Shares as though such holders of Exchangeable Shares were holders of Duke Energy Common Shares. Under the

Voting and Exchange Trust Agreement, Duke Energy agrees to issue to the trustee from time to time a number of Duke Energy Common Shares equal to the number of Exchangeable Shares outstanding as of that time (other than Exchangeable Shares held by Duke Energy and its Affiliates). Whenever a holder of Duke Energy Common Shares is entitled to vote on a matter or sign a consent, each holder of Exchangeable Shares may instruct the trustee to vote the number of Duke Energy Common Shares equal to the number of Exchangeable Shares held by such holder in the manner instructed by such holder. Any mailings or information provided to the holders of Duke Energy Common Shares must also be provided to the holders of Exchangeable Shares as though such holders were holders of Duke Energy Common Shares. In the event that any Exchangeable Shares are exchanged, redeemed or retracted for Duke Energy Common Shares, the trustee shall concurrently therewith distribute to Duke the corresponding number of Duke Energy Common Shares so that the number of Duke Energy Common Shares held by the trustee will at all times equal the number of Exchangeable Shares outstanding. Finally, the Voting and Exchange Trust Agreement sets forth (i) an Exchange Right whereupon Duke Energy agrees to purchase (with Duke Energy Common Shares) all outstanding Exchangeable Shares upon an Insolvency Event of Exchangeco and (ii) an Automatic Exchange Right whereupon each outstanding Exchangeable Share automatically converts into a Duke Energy Common Share upon the liquidation, dissolution or winding-up of Duke Energy or the distribution of Duke Energy's assets to its shareholders.

                                     BEFORE

                     THE NORTH CAROLINA UTILITIES COMMISSION

                             DOCKET NO. E-7, SUB 700


Application of Duke Energy Corporation   )      DUKE ENERGY'S AMENDMENT TO
for authorization under North Carolina   )    APPLICATION TO INCLUDE REQUEST
General Statute Section 62-161 to Issue  )        FOR AUTHORIZATION UNDER
Common Stock in connection with the      )     N.C.G.S. SECTION 62-111(a) AND
Acquisition of Westcoast Energy Inc.     )           REQUEST FOR WAIVER


     On October 10, 2001, Duke Energy Corporation ("Duke Energy") filed its application in this docket pursuant to Section 62-161 of the North Carolina General Statutes and the rules and regulations thereunder, for authorization to issue shares of its common stock as part of the consideration to be paid in connection with the acquisition of Westcoast Energy Inc. ("Westcoast"). As required by the Commission's order in this docket dated November 7, 2001, Duke Energy hereby amends its application to include a request for approval under
Section 62-111(a) of the North Carolina General Statutes of the business combination described in the original application, and to request a waiver of the filing requirements set forth in the Commission's order of November 2, 2000 in Docket No. M-100, Sub 129 (the "Sub 129 Order").

     This amendment is filed under protest, and Duke Energy respectfully objects to and reserves an exception from the Commission's order in this docket dated November 7, 2001, which required the filing of this amendment.

     Notwithstanding Duke Energy's objection and exception, and without waiver thereof, Duke Energy submits this amendment and respectfully shows unto the
Commission:

     1.   PUBLIC  CONVENIENCE  AND  NECESSITY

     For the reasons set forth in the original application in this docket, including in particular Section 7 thereof, Duke Energy's acquisition of Westcoast as described in the application is justified by the public convenience and necessity.

     2.   REQUEST  FOR  WAIVER

     Duke Energy respectfully requests that the Commission's order acting upon its application in this docket include a waiver of the filing requirements outlined in the Sub 129 Order. The Sub 129 Order requires any applicant seeking authority to engage in mergers or other business combinations within the electric or natural gas industries to file, on the same date that its application is filed, a Market Power Analysis and a Cost-Benefit Analysis, as further described in the Sub 129 Order. Duke Energy submits that the Commission may properly waive these requirements in this docket because the analyses required by the Sub 129 Order are not relevant to Duke Energy's acquisition of Westcoast. Because Westcoast is primarily a gas pipeline company based in Vancouver, British Columbia, as further described in Duke Energy's original application in this docket, and is therefore in no way connected to the provision of electricity or natural gas in North Carolina, market power concerns are not germane to the Commission's inquiry into whether the proposed acquisition meets the statutory standard of NCGS 62-111(a). Similarly, as described in the application in this docket, there are no costs related to the acquisition that are expected to be passed on to the North Carolina electric ratepayers, and therefore a cost-benefit analysis would not provide meaningful information relevant to meeting the statutory standard. Duke Energy notes that the Sub 129 Order includes a number of references to the "merging utilities," and submits that the acquisition of Westcoast does not involve any merger of any entity holding a utility franchise. For the reasons set forth above, Duke

Energy submits that the Sub 129 Order is inapplicable to the Westcoast acquisition and therefore requests that the Commission grant the requested waiver.

     WHEREFORE, Duke Energy respectfully prays, pursuant to its application in this docket as amended hereby, that its acquisition of Westcoast and its issuance of common stock, in the manner set forth in the application, as amended, be authorized and approved by the Commission, and further prays that the Commission's order granting such authority include a waiver of all of the filing requirements set forth in the Commission's Order dated November 2, 2000, in Docket No. M-100, Sub 129.

     Respectfully submitted, this 8th day of November, 2001.

                                            DUKE  ENERGY  CORPORATION

[CORPORATE SEAL]
                                            ----------------------------------
                                            Vice President, Rates & Regulatory
                                               Affairs,  Duke  Power



-----------------------------------
Robert  W.  Kaylor
225  Hillsborough  Street
Hillsborough  Place,  Suite  480
Raleigh,  North  Carolina  27603

STATE  OF  NORTH  CAROLINA
COUNTY  OF  MECKLENBURG


     STEVEN K. YOUNG, being first duly sworn, deposes and says: That he is an officer of DUKE ENERGY CORPORATION, applicant in the above-entitled Amendment to Application, to wit, its Vice President, Rates & Regulatory Affairs, Duke Power; that he has read the foregoing Amendment to Application and knows the contents thereof, and that the same is true of his own knowledge.




                                                 -------------------------------
                                                        Steven  K.  Young
Sworn to and subscribed before me
this 8th day of November, 2001.



------------------------------------
        Notary  Public

My Commission Expires: August 1, 2004

[SEAL]